Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
         Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces Second Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - July 24, 2019 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $46.6 million, or $0.18 per diluted share, for the three months ended June 30, 2019 as compared to $48.2 million, or $0.18 per diluted share, for the three months ended March 31, 2019 and $57.1 million, or $0.20 per diluted share, for the three months ended June 30, 2018.

For the six months ended June 30, 2019, net income totaled $94.8 million, or $0.36 per diluted share, compared to $115.0 million, or $0.40 per diluted share, for the six months ended June 30, 2018.

Included in net income for the three and six months ended June 30, 2019 is a previously disclosed loss related to the reclassification and sale of securities, which resulted in a $4.1 million after-tax loss, or $0.01 per share.

The Company also announced today that its Board of Directors declared a cash dividend of $0.11 per share to be paid on August 23, 2019 for stockholders of record as of August 9, 2019.

Kevin Cummings, Chairman and CEO, commented, “During the second quarter, improved credit quality and prudent expense control helped offset the negative impact of a flat yield curve. We continue to focus on what we can control to deliver results and are encouraged by the prospect of possible rate cuts by the Federal Reserve.”

Mr. Cummings also commented, “We continue to make investments in our digital and technology platforms which will enhance sales practices and improve efficiencies in our business. Making these digital investments will help keep us competitive in our markets.”

Performance Highlights

•	Total assets increased $518.5 million, or 2.0%, to $27.06 billion at June 30, 2019 from $26.55 billion at March 31, 2019.

•
Net loans increased $261.8 million, or 1.2%, to $21.76 billion at June 30, 2019 from $21.50 billion at March 31, 2019. Commercial and industrial loans increased $154.5 million, or 6.4%, during the three months ended June 30, 2019.

•	Total deposits increased $14.5 million, or 0.1%, to $17.64 billion at June 30, 2019 from $17.63 billion at March 31, 2019.

•
During the second quarter of 2019, the Company early adopted ASU 2019-04 and reclassified approximately $400 million of debt securities held-to-maturity to available-for-sale and subsequently sold such securities. Included in non-interest income for the three months ended June 30, 2019 is a loss of $5.7 million related to securities sold. Proceeds from the sale were reinvested in debt securities yielding on average 79 basis points higher than the securities sold. ASU 2019-04 permits a one-time reclassification of debt securities held-to-maturity to debt securities available-for-sale for debt securities eligible to be hedged.

•	The Company modified $350 million of borrowings during the second quarter of 2019. The modification resulted in interest cost savings of 45 basis points, net of modification costs

•	Total non-interest expenses were $103.8 million for the three months ended June 30, 2019, an increase of $395,000, or 0.4%, compared to the three months ended March 31, 2019.

•	During the three months ended June 30, 2019, the Company repurchased 3.8 million shares of its outstanding common stock for approximately $44.0 million.

Financial Performance Overview
Second Quarter 2019 compared to First Quarter 2019
For the second quarter of 2019, net income totaled $46.6 million, a decrease of $1.5 million as compared to $48.2 million for the first quarter of 2019. The changes in net income on a sequential quarter basis are highlighted below.
Net interest income decreased by $3.5 million, or 2.2%, as compared to the first quarter of 2019. Changes within interest income and expense categories are as follows:

•
Interest expense increased $6.4 million, primarily attributable to the weighted average cost of interest-bearing liabilities, which increased 10 basis points to 1.91% for the three months ended June 30, 2019. The average balance of total borrowed funds increased $477.5 million, or 9.1%, to $5.71 billion for the three months ended June 30, 2019 and the average balance of interest-bearing deposits decreased $175.0 million, or 1.1%, to $15.22 billion.

•
An increase in interest and dividend income of $2.9 million, or 1.1%, to $259.1 million as compared to the first quarter of 2019 primarily attributable to a $156.4 million increase in the average balance of net loans primarily from loan originations, offset by paydowns and payoffs. The weighted average yield on net loans increased 2 basis points to 4.21%, driven by higher average yields on loan originations, partially offset by a decrease in prepayment penalties.

•	Prepayment penalties, which are included in interest income, totaled $2.6 million for the three months ended June 30, 2019 as compared to $3.7 million for the three months ended March 31, 2019.

Net interest margin decreased 8 basis points to 2.47% for the three months ended June 30, 2019 compared to the three months ended March 31, 2019, driven primarily by the higher cost of interest-bearing liabilities and lower prepayment penalty fees.
Total non-interest income was $7.0 million for the three months ended June 30, 2019, a decrease of $4.2 million, as compared to $11.2 million for the first quarter of 2019. This decrease was primarily due to a $5.7 million loss on the sale of securities, partially offset by a $944,000 gain on a sale-leaseback transaction of one of our branches.
Total non-interest expenses were $103.8 million for the three months ended June 30, 2019, an increase of $395,000, or 0.4%, as compared to the first quarter of 2019. The increase is due to an increase of $1.3 million in other non-interest expense, partially offset by a decrease of $1.1 million in compensation and fringe benefit expense, driven by lower benefit expense.
Income tax expense was $18.7 million for the three months ended June 30, 2019 and $19.3 million for the three months ended March 31, 2019. The effective tax rate was 28.6% for the three months ended June 30, 2019 and 28.6% for the three months ended March 31, 2019.

Second Quarter 2019 compared to Second Quarter 2018
For the second quarter of 2019, net income totaled $46.6 million, a decrease of $10.5 million as compared to $57.1 million in the second quarter of 2018. The changes in net income on a year over year quarter basis are highlighted below.
On a year over year basis, second quarter of 2019 net interest income decreased by $12.1 million, or 7.1%, as compared to the second quarter of 2018 due to:

•
Interest expense increased $32.8 million, or 48.9%, primarily attributable to an increase in the weighted average cost of interest-bearing liabilities of 54 basis points to 1.91% for the three months ended June 30, 2019. The average balance of interest-bearing deposits increased $714.3 million, or 4.9%, to $15.22 billion for the three months ended June 30, 2019 and the average balance of total borrowed funds increased $646.4 million, or 12.8%, to $5.71 billion.

•
An increase in interest and dividend income of $20.7 million, or 8.7%, to $259.1 million primarily as a result of a $1.26 billion increase in the average balance of net loans mainly from loan originations, offset by paydowns and payoffs. The weighted average yield on net loans increased 5 basis points to 4.21% primarily driven by higher average yields on loan originations, partially offset by a decrease in prepayment penalties. In addition, the weighted average yield on securities increased 46 basis points to 2.89%, primarily driven by higher average yields on available-for-sale debt securities.

•	Prepayment penalties, which are included in interest income, totaled $2.6 million for the three months ended June 30, 2019 as compared to $5.6 million for the three months ended June 30, 2018.
Net interest margin decreased 33 basis points year over year to 2.47% for the three months ended June 30, 2019 from 2.80% for the three months ended June 30, 2018, primarily driven by the higher cost of interest-bearing liabilities, partially offset by higher yields on interest-earning assets.
Total non-interest income was $7.0 million for the three months ended June 30, 2019, a decrease of $4.5 million, or 39.2%, year over year. This decrease was primarily due to a $5.7 million loss on the sale of securities resulting from our repositioning of securities, partially offset by an increase of $1.4 million in other income primarily attributed to the gain on a sale-leaseback transaction of one of our branches.
Total non-interest expenses were $103.8 million for the three months ended June 30, 2019, an increase of $1.2 million, or 1.2%, year over year. The increase is due to an increase of $2.1 million in other non-interest expense, partially offset by a decrease of $1.2 million in federal insurance premiums.

Income tax expense was $18.7 million for the three months ended June 30, 2019 and $19.1 million for the three months ended June 30, 2018. The effective tax rate was 28.6% for the three months ended June 30, 2019 and 25.1% for the three months ended June 30, 2018. The increase in the tax rate is primarily related to the change in New Jersey state tax law.

Six Months Ended June 30, 2019 compared to Six Months Ended June 30, 2018
Net income decreased by $20.2 million year over year to $94.8 million for the six months ended June 30, 2019. The change in net income year over year is the result of the following:
Net interest income decreased by $21.9 million as compared to the six months ended June 30, 2018 due to:

•
Interest expense increased by $67.3 million, or 53.3%, to $193.4 million for the six months ended June 30, 2019, as compared to $126.2 million for the six months ended June 30, 2018, primarily attributable to an increase in the weighted average cost of interest-bearing liabilities of 56 basis points to 1.86% for the six months ended June 30, 2019. The average balance of total borrowed funds increased $604.7 million, or 12.4%, to $5.47 billion for the six months ended June 30, 2019 and the average balance of interest-bearing deposits increased $739.2 million, or 5.1%, to $15.31 billion.

•
Total interest and dividend income increased by $45.3 million, or 9.6%, to $515.3 million for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018, primarily attributed to a $1.35 billion increase in the average balance of net loans primarily from loan originations, offset by paydowns and payoffs. The weighted average yield on net loans increased 7 basis points to 4.20% primarily driven by higher average yields on new loan origination volume, partially offset by a decrease in prepayment penalties. In addition, the weighted average yield on securities increased 48 basis points to 2.89%, primarily driven by higher average yields on available-for-sale debt securities.

•	Prepayment penalties, which are included in interest income, totaled $6.3 million for the six months ended June 30, 2019, as compared to $10.9 million for the six months ended June 30, 2018.
Net interest margin decreased 31 basis points to 2.51% for the six months ended June 30, 2019 from 2.82% for the six months ended June 30, 2018, primarily driven by the higher cost of interest-bearing liabilities, partially offset by higher yields on interest-earning assets.
Total non-interest income was $18.2 million for the six months ended June 30, 2019, a decrease of $2.4 million, or 11.7%, as compared to the six months ended June 30, 2018. The decrease is due to a decrease of $6.7 million in non-interest income on securities primarily resulting from a $5.7 million loss on the sale of securities, partially offset by an increase of $3.0 million in other income primarily attributed to customer swaps, a sale-leaseback transaction and non-depository investment products.
Total non-interest expenses were $207.2 million for the six months ended June 30, 2019, an increase of $3.5 million, or 1.7%, as compared to the six months ended June 30, 2018. This increase is due to an increase of $2.4 million in data processing and communication expense, an increase of $2.3 million in other non-interest expense, an increase of $2.0 million in advertising and promotional expense and an increase of $1.0 million in compensation and fringe benefit expense. These increases were partially offset by a decrease of $2.4 million in federal insurance premiums and a decrease of $1.8 million in professional fees.
Income tax expense was $38.0 million for the six months ended June 30, 2019 compared to $39.2 million for the six months ended June 30, 2018. The effective tax rate was 28.6% for the six months ended June 30,

2019 and 25.4% for the six months ended June 30, 2018. The increase in the tax rate is primarily related to the change in New Jersey state tax law.

Asset Quality
Our provision for loan losses is primarily a result of the inherent credit risk in our overall portfolio, the growth and composition of the loan portfolio, and the level of non-accrual loans and charge-offs. At June 30, 2019, our allowance for loan losses and related provision were impacted by improved credit quality, including the level of non-accrual loans and charge-offs/recoveries, and modest loan growth. For the three months ended June 30, 2019, our provision for loan losses was a $3.0 million reduction to the allowance for loan losses, compared to an addition to the allowance for loan losses of $3.0 million for the three months ended March 31, 2019 and $4.0 million for the three months ended June 30, 2018. For the three months ended June 30, 2019, net recoveries were $221,000 compared to net charge-offs of $4.1 million for the three months ended March 31, 2019 and net charge-offs of $4.3 million for the three months ended June 30, 2018. We recorded no provision for loan losses for the six months ended June 30, 2019 and $6.5 million for the six months ended June 30, 2018. For the six months ended June 30, 2019, net charge-offs were $3.9 million compared to $6.6 million for the six months ended June 30, 2018.
Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (“PCI”) loans, primarily consisting of loans recorded in the Company’s acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.
Total non-accrual loans were $111.6 million, or 0.51% of total loans, at June 30, 2019 compared to $117.7 million, or 0.54% of total loans, at March 31, 2019 and $124.9 million, or 0.58% of total loans, at December 31, 2018. We continue to proactively and diligently work to resolve our troubled loans.
At June 30, 2019, there were $38.6 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $28.4 million were residential and consumer loans, $7.7 million were commercial and industrial loans and $2.5 million were commercial real estate loans. TDRs of $12.2 million were classified as accruing and $26.4 million were classified as non-accrual at June 30, 2019.
The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	104	$20.9	113	$24.8	97	$20.2	99	$21.3	101	$20.6
Construction	—	—	—	—	3	9.2	—	—	—	—
Multi-family	7	12.0	11	29.6	6	23.1	11	12.4	6	27.4
Commercial real estate	5	26.6	4	4.5	7	5.5	8	15.3	9	8.7
Commercial and industrial	5	1.1	15	11.3	9	2.1	14	5.0	7	2.9
Total 30 to 59 days past due	121	60.6	143	70.2	122	60.1	132	54.0	123	59.6
60 to 89 days past due:
Residential and consumer	30	5.5	37	7.1	37	9.2	34	5.2	37	9.5
Construction	—	—	—	—	—	—	3	9.3	—	—
Multi-family	2	17.2	1	1.1	1	2.6	10	36.7	—	—
Commercial real estate	4	6.9	—	—	1	3.4	4	4.2	—	—
Commercial and industrial	4	4.1	7	3.8	5	0.9	4	5.4	1	2.1
Total 60 to 89 days past due	40	33.7	45	12.0	44	16.1	55	60.8	38	11.6
Total accruing past due loans	161	$94.3	188	$82.2	166	$76.2	187	$114.8	161	$71.2
Non-accrual:
Residential and consumer	275	$51.2	296	$56.4	320	$59.0	347	$66.3	375	$69.2
Construction	1	0.2	1	0.2	1	0.2	1	0.2	1	0.3
Multi-family	14	34.1	14	34.1	15	33.9	3	2.6	9	19.5
Commercial real estate	27	8.1	32	9.8	35	12.4	39	15.5	36	16.7
Commercial and industrial	13	18.0	14	17.2	14	19.4	14	19.8	13	28.9
Total non-accrual loans	330	$111.6	357	$117.7	385	$124.9	404	$104.4	434	$134.6
Accruing troubled debt restructured loans	56	$12.2	54	$13.6	54	$13.6	59	$13.2	56	$12.8
Non-accrual loans to total loans		0.51%		0.54%		0.58%		0.50%		0.65%
Allowance for loan losses as a percent of non-accrual loans		207.83%		199.44%		188.78%		221.06%		171.46%
Allowance for loan losses as a percent of total loans		1.05%		1.08%		1.09%		1.10%		1.11%

Balance Sheet Summary

Total assets increased $835.1 million, or 3.2%, to $27.06 billion at June 30, 2019 from December 31, 2018. Net loans increased $386.7 million, or 1.8%, to $21.76 billion at June 30, 2019. Securities increased $134.6 million, or 3.7%, to $3.82 billion at June 30, 2019.

Effective January 1, 2019, the Company adopted new accounting guidance that requires leases to be recognized on our Consolidated Balance Sheet as a right-of-use asset and a lease liability. Our operating lease right-of-use assets and operating lease liabilities were $184.2 million and $194.2 million, respectively, at June 30, 2019.

The detail of the loan portfolio (including PCI loans) is below:

	June 30, 2019	March 31, 2019	December 31, 2018
	(In thousands)
Commercial Loans:
Multi-family loans	$8,156,766	8,174,342	8,165,187
Commercial real estate loans	4,897,466	4,852,402	4,786,825
Commercial and industrial loans	2,585,069	2,430,540	2,389,756
Construction loans	252,628	232,170	227,015
Total commercial loans	15,891,929	15,689,454	15,568,783
Residential mortgage loans	5,408,686	5,366,970	5,351,115
Consumer and other	699,972	691,229	707,866
Total Loans	22,000,587	21,747,653	21,627,764
Deferred fees, premiums and other, net	(3,770)	(9,826)	(13,811)
Allowance for loan losses	(231,937)	(234,717)	(235,817)
Net loans	$21,764,880	21,503,110	21,378,136

During the six months ended June 30, 2019, we originated $420.1 million in commercial and industrial loans, $412.1 million in multi-family loans, $369.9 million in commercial real estate loans, $226.9 million in residential loans, $38.3 million in consumer and other loans and $14.3 million in construction loans. The growth in the loan portfolio reflects our continued focus on growing and diversifying our loan portfolio. Our loans are primarily on properties and businesses located in New Jersey and New York.

We also purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the six months ended June 30, 2019, we purchased loans totaling $175.3 million from these entities. In addition to the loans originated for our portfolio, we originated residential mortgage loans for sale to third parties totaling $77.7 million during the six months ended June 30, 2019.

The allowance for loan losses decreased by $3.9 million to $231.9 million at June 30, 2019 from $235.8 million at December 31, 2018. Our allowance for loan losses was positively impacted by improved credit quality, including the level of non-accrual loans and charge-offs/recoveries, and modest loan growth. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At June 30, 2019, our allowance for loan losses as a percent of total loans was 1.05%, a decrease from 1.09% at December 31, 2018 which was driven by the factors noted above.

Securities increased by $134.6 million, or 3.7%, to $3.82 billion at June 30, 2019 from $3.68 billion at December 31, 2018. This increase was primarily a result of purchases, partially offset by sales and paydowns. As part of the adoption of ASU 2019-04, the Company reclassified approximately $400 million of debt securities held-to-maturity to debt securities available-for-sale. The Company subsequently sold approximately $405 million of debt securities available-for-sale at a non-recurring after tax loss of $4.1 million. Proceeds from the sale were reinvested in debt securities yielding on average 79 basis points higher than the securities sold.

Deposits increased by $64.2 million, or 0.4%, from $17.58 billion at December 31, 2018 to $17.64 billion at June 30, 2019 primarily driven by an increase in time deposits and money market accounts, partially offset by decreases in savings and checking accounts. Checking accounts decreased $166.6 million to $7.15 billion at June 30, 2019 from $7.32 billion at December 31, 2018. Core deposits (savings, checking and money market) represented approximately 73% of our total deposit portfolio at June 30, 2019 compared to 74% at December 31, 2018.

Borrowed funds increased by $648.1 million, or 11.9%, to $6.08 billion at June 30, 2019 from $5.44 billion at December 31, 2018 to help fund the growth of the loan portfolio. As part of the adoption of ASU 2019-04, the Company modified $350 million of borrowings. The modification resulted in interest cost savings of 45 basis points, net of modification costs.

Stockholders’ equity decreased by $78.5 million to $2.93 billion at June 30, 2019 from $3.01 billion at December 31, 2018, primarily attributed to the repurchase of 10.0 million shares of common stock for $117.8 million and cash dividends of $0.22 per share totaling $61.6 million during the six months ended June 30, 2019. These decreases were partially offset by net income of $94.8 million and share-based plan activity of $13.0 million for the six months ended June 30, 2019. The Bank remains above FDIC “well capitalized” standards, with a Tier 1 Leverage Ratio of 9.70% at June 30, 2019.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of June 30, 2019 operated from its corporate headquarters in Short Hills, New Jersey and 147 branches located throughout New Jersey and New York.

Earnings Conference Call July 25, 2019 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Thursday, July 25, 2019 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10133145

A telephone replay will be available beginning on July 25, 2019 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on October 25, 2019. The replay number is (877) 344-7529, password 10133145. The conference call will also be simultaneously webcast on the Company’s website www.investorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	June 30, 2019	March 31, 2019	December 31, 2018
	(unaudited)	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$254,382	186,083	196,891
Equity securities	5,975	5,880	5,793
Debt securities available-for-sale, at estimated fair value	2,679,708	2,156,340	2,122,162
Debt securities held-to-maturity, net (estimated fair value of $1,174,483, $1,536,684 and $1,558,564 at June 30, 2019, March 31, 2019 and December 31, 2018, respectively)	1,132,018	1,516,600	1,555,137
Loans receivable, net	21,764,880	21,503,110	21,378,136
Loans held-for-sale	16,411	6,827	4,074
Federal Home Loan Bank stock	294,155	258,949	260,234
Accrued interest receivable	83,015	82,417	77,501
Other real estate owned	7,097	6,989	6,911
Office properties and equipment, net	174,663	177,465	177,432
Operating lease right-of-use assets	184,215	187,560	—
Net deferred tax asset	106,208	101,499	104,411
Bank owned life insurance	215,032	213,491	211,914
Goodwill and intangible assets	97,997	98,551	99,063
Other assets	48,360	43,879	29,349
Total assets	$27,064,116	26,545,640	26,229,008
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$17,644,471	17,629,999	17,580,269
Borrowed funds	6,083,737	5,549,587	5,435,681
Advance payments by borrowers for taxes and insurance	125,521	148,277	129,891
Operating lease liabilities	194,233	197,281	—
Other liabilities	89,279	64,666	77,837
Total liabilities	24,137,241	23,589,810	23,223,678
Stockholders’ equity	2,926,875	2,955,830	3,005,330
Total liabilities and stockholders’ equity	$27,064,116	26,545,640	26,229,008

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended			For the Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$227,462	224,890	211,791	452,352	416,513
Securities:
GSE obligations	267	266	273	533	547
Mortgage-backed securities	23,883	23,630	19,633	47,513	39,655
Equity	35	37	33	72	68
Municipal bonds and other debt	2,734	2,522	2,432	5,256	4,690
Interest-bearing deposits	609	535	409	1,144	864
Federal Home Loan Bank stock	4,078	4,337	3,831	8,415	7,632
Total interest and dividend income	259,068	256,217	238,402	515,285	469,969
Interest expense:
Deposits	67,828	65,422	42,067	133,250	78,443
Borrowed funds	32,072	28,117	25,034	60,189	47,741
Total interest expense	99,900	93,539	67,101	193,439	126,184
Net interest income	159,168	162,678	171,301	321,846	343,785
Provision for loan losses	(3,000)	3,000	4,000	—	6,500
Net interest income after provision for loan losses	162,168	159,678	167,301	321,846	337,285
Non-interest income:
Fees and service charges	5,654	5,335	5,230	10,989	10,688
Income on bank owned life insurance	1,540	1,577	1,543	3,117	2,829
Gain on loans, net	1,015	433	663	1,448	920
(Loss) gain on securities, net	(5,617)	64	1,147	(5,553)	1,101
Gain on sales of other real estate owned, net	281	224	184	505	337
Other income	4,108	3,561	2,711	7,669	4,713
Total non-interest income	6,981	11,194	11,478	18,175	20,588
Non-interest expense:
Compensation and fringe benefits	59,854	60,998	60,799	120,852	119,860
Advertising and promotional expense	4,282	3,612	3,807	7,894	5,894
Office occupancy and equipment expense	15,423	16,171	14,717	31,594	31,295
Federal insurance premiums	3,300	3,300	4,525	6,600	9,025
General and administrative	692	484	693	1,176	1,193
Professional fees	3,461	2,940	3,801	6,401	8,203
Data processing and communication	7,642	7,999	7,106	15,641	13,229
Other operating expenses	9,150	7,905	7,136	17,055	14,970
Total non-interest expenses	103,804	103,409	102,584	207,213	203,669
Income before income tax expense	65,345	67,463	76,195	132,808	154,204
Income tax expense	18,721	19,305	19,098	38,026	39,182
Net income	$46,624	48,158	57,097	94,782	115,022
Basic earnings per share	$0.18	0.18	0.20	0.36	0.40
Diluted earnings per share	$0.18	0.18	0.20	0.36	0.40

Basic weighted average shares outstanding	263,035,892	267,664,063	284,502,818	265,337,191	286,085,380
Diluted weighted average shares outstanding	263,477,477	268,269,730	285,733,542	265,831,421	287,413,166

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$179,572	609	1.36%	$175,281	535	1.22%	$178,293	409	0.92%
Equity securities	5,902	35	2.37%	5,811	37	2.55%	5,714	33	2.31%
Debt securities available-for-sale	2,244,900	16,218	2.89%	2,111,832	15,416	2.92%	1,990,306	10,829	2.18%
Debt securities held-to-maturity	1,480,400	10,666	2.88%	1,532,764	11,002	2.87%	1,693,025	11,509	2.72%
Net loans	21,609,361	227,462	4.21%	21,452,923	224,890	4.19%	20,348,913	211,791	4.16%
Federal Home Loan Bank stock	281,548	4,078	5.79%	260,543	4,337	6.66%	255,362	3,831	6.00%
Total interest-earning assets	25,801,683	259,068	4.02%	25,539,154	256,217	4.01%	24,471,613	238,402	3.90%
Non-interest earning assets	956,909			942,523			741,974
Total assets	$26,758,592			$26,481,677			$25,213,587

Interest-bearing liabilities:
Savings	$1,901,506	3,809	0.80%	$2,039,919	4,370	0.86%	$2,146,880	2,953	0.55%
Interest-bearing checking	4,867,288	22,119	1.82%	4,975,209	22,082	1.78%	4,487,247	14,057	1.25%
Money market accounts	3,691,258	15,815	1.71%	3,630,708	14,246	1.57%	3,858,022	10,497	1.09%
Certificates of deposit	4,763,516	26,085	2.19%	4,752,700	24,724	2.08%	4,017,105	14,560	1.45%
Total interest-bearing deposits	15,223,568	67,828	1.78%	15,398,536	65,422	1.70%	14,509,254	42,067	1.16%
Borrowed funds	5,707,174	32,072	2.25%	5,229,663	28,117	2.15%	5,060,767	25,034	1.98%
Total interest-bearing liabilities	20,930,742	99,900	1.91%	20,628,199	93,539	1.81%	19,570,021	67,101	1.37%
Non-interest-bearing liabilities	2,883,230			2,868,166			2,535,093
Total liabilities	23,813,972			23,496,365			22,105,114
Stockholders’ equity	2,944,620			2,985,312			3,108,473
Total liabilities and stockholders’ equity	$26,758,592			$26,481,677			$25,213,587

Net interest income		$159,168			$162,678			$171,301

Net interest rate spread			2.11%			2.20%			2.53%

Net interest earning assets	$4,870,941			$4,910,955			$4,901,592

Net interest margin			2.47%			2.55%			2.80%

Ratio of interest-earning assets to total interest-bearing liabilities	1.23	X		1.24	X		1.25	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Six Months Ended
	June 30, 2019			June 30, 2018
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$177,438	1,144	1.29%	$188,730	864	0.92%
Equity securities	5,857	72	2.46%	5,708	68	2.38%
Debt securities available-for-sale	2,178,734	31,634	2.90%	2,005,485	21,681	2.16%
Debt securities held-to-maturity	1,506,437	21,668	2.88%	1,726,197	23,211	2.69%
Net loans	21,531,574	452,352	4.20%	20,181,066	416,513	4.13%
Federal Home Loan Bank stock	271,104	8,415	6.21%	247,276	7,632	6.17%
Total interest-earning assets	25,671,144	515,285	4.01%	24,354,462	469,969	3.86%
Non-interest earning assets	949,756			719,852
Total assets	$26,620,900			$25,074,314

Interest-bearing liabilities:
Savings	$1,970,330	8,179	0.83%	$2,238,667	6,243	0.56%
Interest-bearing checking	4,920,950	44,201	1.80%	4,649,173	27,636	1.19%
Money market accounts	3,661,150	30,061	1.64%	3,973,942	19,789	1.00%
Certificates of deposit	4,758,138	50,809	2.14%	3,709,627	24,775	1.34%
Total interest bearing deposits	15,310,568	133,250	1.74%	14,571,409	78,443	1.08%
Borrowed funds	5,469,737	60,189	2.20%	4,865,051	47,741	1.96%
Total interest-bearing liabilities	20,780,305	193,439	1.86%	19,436,460	126,184	1.30%
Non-interest-bearing liabilities	2,875,741			2,522,062
Total liabilities	23,656,046			21,958,522
Stockholders’ equity	2,964,854			3,115,792
Total liabilities and stockholders’ equity	$26,620,900			$25,074,314

Net interest income		$321,846			$343,785

Net interest rate spread			2.15%			2.56%

Net interest earning assets	$4,890,839			$4,918,002

Net interest margin			2.51%			2.82%

Ratio of interest-earning assets to total interest-bearing liabilities	1.24	X		1.25	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended			For the Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Return on average assets	0.70%	0.73%	0.91%	0.71%	0.92%
Return on average equity	6.33%	6.45%	7.35%	6.39%	7.38%
Return on average tangible equity	6.55%	6.67%	7.59%	6.61%	7.63%
Interest rate spread	2.11%	2.20%	2.53%	2.15%	2.56%
Net interest margin	2.47%	2.55%	2.80%	2.51%	2.82%
Efficiency ratio	62.48%	59.47%	56.12%	60.94%	55.90%
Non-interest expense to average total assets	1.55%	1.56%	1.63%	1.56%	1.62%
Average interest-earning assets to average interest-bearing liabilities	1.23	1.24	1.25	1.24	1.25

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		June 30, 2019	March 31, 2019	December 31, 2018
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.48%	0.52%	0.55%
Non-performing loans as a percent of total loans		0.56%	0.60%	0.64%
Allowance for loan losses as a percent of non-accrual loans		207.83%	199.44%	188.78%
Allowance for loan losses as a percent of total loans		1.05%	1.08%	1.09%

Capital Ratios:
Tier 1 Leverage Ratio (2)		9.70%	9.85%	10.28%
Common equity tier 1 risk-based (2)		12.69%	12.87%	13.41%
Tier 1 Risk-Based Capital (2)		12.69%	12.87%	13.41%
Total Risk-Based Capital (2)		13.84%	14.05%	14.60%
Equity to total assets (period end)		10.81%	11.13%	11.46%
Average equity to average assets		11.00%	11.27%	11.71%
Tangible capital to tangible assets (1)		10.49%	10.80%	11.12%
Book value per common share (1)		$11.04	$11.02	$10.95
Tangible book value per common share (1)		$10.67	$10.65	$10.59

Other Data:
Number of full service offices		147	147	151
Full time equivalent employees		1,962	1,922	1,928

(1) See Non-GAAP Reconciliation.
(2) Ratios are for Investors Bank and do not include capital retained at the holding company level.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	June 30, 2019	March 31, 2019	December 31, 2018

Total stockholders’ equity	$2,926,875	2,955,830	3,005,330
Goodwill and intangible assets	97,997	98,551	99,063
Tangible stockholders’ equity	$2,828,878	2,857,279	2,906,267

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852	359,070,852
Treasury shares	(82,250,311)	(79,004,387)	(72,797,738)
Shares outstanding	276,820,541	280,066,465	286,273,114
Unallocated ESOP shares	(11,605,600)	(11,724,025)	(11,842,448)
Book value shares	265,214,941	268,342,440	274,430,666

Book Value per Share	$11.04	$11.02	$10.95
Tangible Book Value per Share	$10.67	$10.65	$10.59

Total assets	$27,064,116	26,545,640	26,229,008
Goodwill and intangible assets	97,997	98,551	99,063
Tangible assets	$26,966,119	26,447,089	26,129,945

Tangible capital to tangible assets	10.49%	10.80%	11.12%